EXHIBIT 99.1

Cautionary note regarding forward-looking statements

This current report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the company’s future operating and financial performance, including expected revenue, net income and diluted earnings per share, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this current report. Current expectations, forecasts and assumptions involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the impact of the variable demand and the aggressive pricing environment for disc drives; dependence on Seagate’s ability to successfully qualify, manufacture and sell its disc drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disc drive products with lower cost structures; and the impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products, particularly now that there are no material limitations on disc drive component supply for our competitors. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 27, 2007. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Quarterly Results

On October 16, 2007, Seagate reported revenue of $3.3 billion, net income of $355 million, and diluted net income per share of $0.64 for the quarter ended September 28, 2007. These financial results include approximately $30 million in accounting charges, other costs and related tax effects associated with recent acquisitions. These results compare to revenue of $2.8 billion, net income of $19 million and diluted net income per share of $0.03 in the year-ago quarter.

Net income for the quarter ended September 28, 2007 also includes a charge of approximately $5 million dollars associated with on-going restructuring charges.

Cash and Uses of Cash

Cash flow from operations was $754 million for the September 2007 quarter.

We made capital investments of $150 million during the September 2007 quarter. Based on the current customer requirements and planned equipment utilization, we expect our fiscal year 2008 capital investment to be unchanged at approximately $900 million.

Cash, cash equivalents, and marketable securities ended the quarter at $1.5 billion, up $354 million from the previous quarter. During the September quarter, Seagate returned approximately $300 million of cash to its shareholders which included the payment of the quarterly dividend and approximately $250 million of share repurchases.

Inventory

Reported inventory as of September 28, 2007 was $763 million, a decrease of $31 million from the June 2007 quarter. Finished goods inventory was reduced by $90 million as we responded to higher than forecasted customer requirements. The reduction in finished goods inventory more than offset an increase of $59 million in raw material and work in process required to support increased customer demands.

Dividend and Stock Repurchases

The Company has declared a quarterly dividend of $0.10 per share to be paid on or before November 16, 2007 to all common shareholders of record as of November 2, 2007.

During the quarter ended September 28, 2007, the Company took delivery of approximately 10.3 million of its common shares related to its share repurchase plan. The average price of the shares delivered to the company in the June quarter was $24.27. The Company has authorization to purchase approximately $725 million of additional shares under the current stock repurchase program.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	September 28, 2007	June 29, 2007 (a)
ASSETS
Cash and cash equivalents	$1,263	$988
Short-term investments	235	156
Accounts receivable, net	1,519	1,383
Inventories	763	794
Deferred income taxes	215	196
Other current assets	354	284

Total Current Assets	4,349	3,801

Property, equipment and leasehold improvements, net	2,246	2,278
Goodwill	2,327	2,300
Other intangible assets	169	188
Deferred income taxes	678	574
Other assets, net	296	331

Total Assets	$10,065	$9,472

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,551	$1,301
Accrued employee compensation	232	157
Accrued expenses, other	739	786
Accrued income taxes	11	75
Current portion of long-term debt	330	330

Total Current Liabilities	2,863	2,649

Other non-current liabilities	363	353
Long-term accrued income taxes	225	—
Long-term debt, less current portion	1,734	1,733

Total Liabilities	5,185	4,735

Shareholders’ Equity	4,880	4,737

Total Liabilities and Shareholders’ Equity	$10,065	$9,472

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of September 28, 2007.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	For the Three Months Ended
	September 28, 2007	September 29, 2006
Revenue	$3,285	$2,793

Cost of revenue	2,476	2,351
Product development	242	243
Marketing and administrative	153	180
Amortization of intangibles	13	11
Restructuring, net	5	(4)

Total operating expenses	2,889	2,781

Income from operations	396	12
Interest income	16	19
Interest expense	(32)	(20)
Other, net	(5)	3

Other income (expense), net	(21)	2

Income before income taxes	375	14
Provision for (benefit from) income taxes	20	(5)

Net income	$355	$19

Net income per share:
Basic	$0.67	$0.03
Diluted	0.64	0.03
Number of shares used in per share calculations:
Basic	531	576
Diluted	560	602

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	For the Three Months Ended
	September 28, 2007	September 29, 2006
OPERATING ACTIVITIES
Net income	$355	$19
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	205	199
Stock-based compensation	29	38
Allowance for doubtful accounts receivable	(3)	40
Other non-cash operating activities, net	18	(4)
Changes in operating assets and liabilities:
Current assets and liabilities	144	(459)
Other assets and liabilities	6	(14)

Net cash provided by (used in) operating activities	754	(181)

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(150)	(227)
Purchases of short-term investments	(198)	(305)
Maturities and sales of short-term investments	119	335
Acquisitions, net of cash acquired	(6)	—
Other investing activities, net	(3)	(6)

Net cash used in investing activities	(238)	(203)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	—	1,477
Proceeds from exercise of employee stock options and employee stock purchase plan	62	49
Dividends to shareholders	(54)	(46)
Repurchases of common stock	(249)	(150)

Net cash (used in) provided by financing activities	(241)	1,330

Increase in cash and cash equivalents	275	946
Cash and cash equivalents at the beginning of the period	988	910

Cash and cash equivalents at the end of the period	$1,263	$1,856